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[Exhibit 99.1]

Apple Reports Second Quarter Results

CUPERTINO, California—April 16, 2003—Apple® today announced financial results for its fiscal 2003 second quarter ended March 29, 2003. For the quarter, the Company posted a net profit of $14 million, or $.04 per diluted share. These results compare to a net profit of $40 million, or $.11 per diluted share, in the year-ago quarter. Revenues for the quarter were $1.475 billion, down 1% from the year-ago quarter, and gross margins were 28.3 percent, up from 27.4 percent in the year-ago quarter. International sales accounted for 47 percent of the quarter's revenues.

Apple shipped 711 thousand Macintosh® units during the quarter.

"Our 'year of the notebook' is off to a great start, led by the incredible demand for our new aluminum 12-inch and 17-inch PowerBook G4s," said Steve Jobs, Apple's CEO. "This quarter over 40% of the Macs we shipped were notebooks—our highest percentage ever and well ahead of the industry average."

"We are very pleased to have achieved our revenue target for the second quarter while maintaining channel inventories under 4.5 weeks," said Fred Anderson, Apple's CFO. "Continued strong asset management enabled us to increase cash to over $4.5 billion. Looking ahead to the third quarter of 2003, we expect revenue to be relatively flat with the March quarter and expect a slight profit for the quarter."

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Apple is committed to bringing the best personal computing experience to students, educators, creative professionals and consumers around the world through its innovative hardware, software and Internet offerings.

Apple will provide live streaming of its Q2 2003 financial results conference call utilizing QuickTime™, Apple's standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PT on Wednesday, April 16, 2003 at http://www.apple.com/quicktime/qtv/earningsq203/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

This press release contains forward-looking statements about future revenues, profit, and products. These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect competitive and economic factors and the Company's reaction to them may have on consumer and business buying decisions with respect to the Company's products; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the continued availability of certain components and services essential to the Company's business currently obtained by the Company from sole or limited sources; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; possible disruption in commercial activity as a result of Severe Acute Respiratory Syndrome (SARS); risks associated with the Company's retail initiative including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships; the effect that the Company's dependency on manufacturing and logistics services provided by third-parties may have on the quality or quantity of products manufactured; and the ability of the Company to successfully evolve its operating system and attract sufficient Macintosh developers. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the SEC, including the Company's Form 10-K for the fiscal year 2002 and the Company's Form 10-Q for the quarter ended March 29, 2003 to be filed with the SEC.

Press Contact:
Lynn Fox
(408) 974-6209
lfox@apple.com

Investor Relations Contacts:
Nancy Paxton
(408) 974-5420
paxton1@apple.com

Joan Hoover
(408) 974-4570
hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple's PR web site (www.apple.com/pr/) or call Apple's Media Helpline at (408) 974-2042.

© 2003 Apple Computer, Inc. All rights reserved. Apple, the Apple logo, Macintosh, Mac OS, and QuickTime are either registered trademarks or trademarks of Apple.

CONDENSED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002
Net sales	$1,475	$1,495	$2,947	$2,870
Cost of sales	1,057	1,086	2,123	2,039

Gross margin	418	409	824	831

Operating expenses:
Research and development	119	111	240	224
Selling, general, and administrative	300	270	599	559
Restructuring costs	3	—	26	24

Total operating expenses	422	381	865	807

Operating income (loss)	(4)	28	(41)	24
Gains on non-current investments, net	—	—	—	23
Interest and other income, net	23	27	52	61

Total interest and other income, net	23	27	52	84

Income before provision for income taxes	19	55	11	108
Provision for income taxes	5	15	3	30

Income before accounting change	14	40	8	78
Cumulative effect of accounting change, net of income taxes of $1	—	—	(2)	—

Net income	$14	$40	$6	$78

Earnings per common share before accounting change:
Basic	$0.04	$0.11	$0.02	$0.22
Diluted	$0.04	$0.11	$0.02	$0.22
Earnings per common share after accounting change:
Basic	$0.04	$0.11	$0.02	$0.22
Diluted	$0.04	$0.11	$0.02	$0.22
Shares used in computing earnings per share (in thousands):
Basic	360,490	353,480	359,774	352,405
Diluted	362,243	365,969	361,591	361,622

CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	March 29, 2003	September 28, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$3,410	$2,252
Short-term investments	1,116	2,085
Accounts receivable, less allowances of $48 and $51, respectively	492	565
Inventories	41	45
Deferred tax assets	168	166
Other current assets	241	275

Total current assets	5,468	5,388
Property, plant and equipment, net	619	621
Acquired intangible assets	112	119
Other assets	162	170

Total assets	$6,361	$6,298

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$921	$911
Accrued expenses	776	747
Current debt	310	—

Total current liabilities	2,007	1,658
Long-term debt	—	316
Deferred tax liabilities and other non-current liabilities	215	229

Total liabilities	2,222	2,203

Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 900,000,000 shares authorized; 365,545,268 and 358,958,989 shares issued and outstanding, respectively	1,919	1,826
Deferred stock compensation	(75)	(7)
Retained earnings	2,331	2,325
Accumulated other comprehensive income (loss)	(36)	(49)

Total shareholders' equity	4,139	4,095

Total liabilities and shareholders' equity	$6,361	$6,298

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  [Exhibit 99.1]
CONDENSED STATEMENTS OF OPERATIONS (in millions, except share and per share amounts)
CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)